Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:   Glenn Eanes

Vice President and Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FOURTH QUARTER 2005 RESULTS

AUTHORIZES ADDITIONAL $10 MILLION SHARE REPURCHASE

Winchester, Virginia (June 7, 2005) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the fourth quarter and full fiscal year ended April 30, 2005.

Net sales for the fourth quarter increased 15% from the prior year to $207,131,000. The Company had previously issued forward guidance that anticipated growth of 15% to 20%. Increased sales for the quarter were principally driven by higher unit volume and improved product mix as a result of continued strong demand in the remodel and new construction sectors.

Gross profit for the fourth quarter of 2005 was 17.6% of sales, down from 19.6% the previous year. The Company experienced continued inflationary pressures in both materials and transportation costs. The acquisition cost of certain materials, particularly hardwood lumber and hardware, increased due to market pressures. Higher transportation costs were driven by the continuing impact of difficult industry conditions creating carrier instability, driver and equipment shortages and higher fuel costs. The Company was unable to recover these inflationary increases during the quarter. In addition, manufacturing overhead costs increased with the opening of two new manufacturing facilities during the third quarter of 2005.

Selling, general and administrative costs decreased to 11.7% of net sales from 12.0% the previous year, as increased promotional expenses were more than offset by cost management efforts and lower costs associated with the Company’s pay-for-performance employee incentive plans.

Net income for the quarter was $7,452,000, or $0.44 per diluted share, compared with net income of $8,378,000, or $0.50 per diluted share, in the prior year.

For the fiscal year, net sales were $776,990,000, an increase of 16% over fiscal 2004. The Company’s gross margin of 19.6% in fiscal 2005 compared to 20.6% in the prior year. Net income for fiscal 2005 was $35,591,000 or $2.11 per diluted share, compared with $31,707,000 or $1.90 per diluted share for the prior year.

Looking forward to the first fiscal quarter ending July 31, 2005, the Company expects continued strong demand in both the remodeling and new construction markets. The Company expects net sales to increase 10% to 15% above the first quarter of the prior year. The Company expects continued inflationary pressures on raw material and transportation costs. The Company continues to pursue pricing relief with its customers; however these efforts will have limited impact upon our first fiscal quarter. Based upon these expectations, the Company currently believes net income for the first quarter of 2006 will be in the range of $0.30 to $0.40 per diluted share, versus $0.58 in fiscal 2005.

In addition, the Company’s Board of Directors authorized the repurchase of $10 million in common stock. The additional authorization increases the total repurchase program, initiated in 2001, to $40 million. To date, the Company has repurchased $27.6 million in common stock of the previous $30 million authorized.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30		Twelve Months Ended April 30
	2005	2004	2005	2004
Net Sales	$207,131	$180,361	$776,990	$667,547
Cost of Sales & Distribution	170,673	145,024	624,610	530,038

Gross Profit	36,458	35,337	152,380	137,509
Sales & Marketing Expense	18,071	14,767	67,225	59,653
G&A Expense	6,063	6,900	26,788	25,452

Operating Income	12,324	13,670	58,367	52,404
Interest & Other (Income) Expense	108	(64)	22	408
Income Tax Expense	4,764	5,356	22,754	20,289

Net Income	$7,452	$8,378	$35,591	$31,707

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	16,850,354	16,743,280	16,879,877	16,667,924
Earnings Per Diluted Share	$0.44	$0.50	$2.11	$1.90

Balance Sheet

	April 30 2005	April 30 2004
Cash & Cash Equivalents	$24,406	$29,432
Customer Receivables	52,877	48,286
Inventories	65,213	54,921
Other Current Assets	14,158	12,019

Total Current Assets	156,654	144,658
Property, Plant & Equipment	185,513	143,136
Other Assets	19,001	19,257

Total Assets	$361,168	$307,051

Current Portion – Long-Term Debt	$1,046	$988
Accounts Payable & Accrued Expenses	81,496	74,332

Total Current Liabilities	82,542	75,320
Long-Term Debt	29,217	18,028
Other Liabilities	34,218	20,558

Total Liabilities	145,977	113,906
Stockholders’ Equity	215,191	193,145

Total Liabilities & Stockholders’ Equity	$361,168	$307,051